EXHIBIT 3.2
AMENDMENTS
TO THE BY-LAWS OF
MARTEK BIOSCIENCES CORPORATION
[Underlines represent additions; strike-throughs represent deletions.]
     ARTICLE I. Section 1 of the Corporation’s By-laws is amended to read in its entirety as follows:
     Section 1. Annual Meeting.
     An annual meeting of the stockholders, for the election of directors ~~to succeed those whose terms expire~~ and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix.
     ARTICLE II. Section 1 of the Corporation’s By-laws is amended to read in its entirety as follows:
     Section 1. Number and Term of Office.
     The number of directors that shall constitute the whole Board of Directors shall be no fewer than three members and no greater than eleven members and shall be that number of members that the Board of Directors determines shall be serving on the Board of Directors from time-to-time. ~~The members shall be divided by the Board of Directors into three classes as specified or determined pursuant to the Certificate of Incorporation of the Corporation as in effect from time-to-time~~. Directors need not be stockholders. Each director shall hold office until his or her successor is elected and qualified, or until their earlier death or resignation or removal in the manner hereinafter provided. Any incumbent director who is nominated for election by the Board of Directors or a committee thereof shall, as a condition to such nomination submit a conditional and, in the case of an uncontested election, irrevocable letter of resignation to the Chairman of the Board. If a nominee who is already serving as a director is not elected, the Nominating and Corporate Governance Committee shall promptly consider the conditional resignation of such nominee and recommend to the Board whether to accept the resignation or reject it. The Board shall take action with respect to the Committee’s recommendation and publicly disclose its decision and the rationale behind it no later than 90 days following the certification of the election results. The director whose resignation is being considered will not participate in the Board’s decision.
     ARTICLE II. Section 3 of the Corporation’s By-laws is amended to read in its entirety as follows:

     Section 3. Vacancies.
     If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor ~~for the unexpired term~~ to hold office until the date of the next election of directors by the stockholders and until his or her successor is elected and qualified.
     ARTICLE III. Section 2 of the Corporation’s By-laws is amended to read in its entirety as follows:
     Section 2. Compensation Committee.
     The Compensation Committee shall have all authority and shall perform all duties related to the compensation of management of the Corporation, including, but not limited to determining salary policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation. The Compensation Committee shall consist of ~~four members~~ three or more members as set from time-to-time by the Board of Directors.
     ARTICLE VIII. of the Corporation’s By-laws is amended to read in its entirety as follows:
ARTICLE VIII. AMENDMENTS
     Subject to the provisions of the Certificate of Incorporation, as amended, these By-laws may be adopted, amended or repealed by a vote of a majority of the entire Board of Directors at any meeting or by the stockholders at any meeting, except that ~~(a) Section 1 and 3 of Article II, and this Articles VIII may not be altered, amended, or repealed except by the affirmative vote of at least eighty percent (80%) of the shares entitled to vote thereon or the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors, and (b)~~ Section 6 of Article V and this Article VIII may not be altered, amended, or repealed except by the affirmative vote of at least fifty percent (50%) of the shares entitled to vote thereon or the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors.